1. Name and Address of Reporting Person:

Time Warner Inc.
One Time Warner Center
New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

AOL Inc. [AOL]

3. Statement for Month/Day/Year

11/17/2009

This Form 3 is being filed on behalf of Time Warner Inc. (“Time Warner”) and TW AOL Holdings LLC, a Virginia limited liability company and a wholly-owned direct subsidiary of Time Warner (collectively, the “Reporting Person”). The designated filer of this Form 3 is Time Warner.  The Reporting Person’s address is One Time Warner Center, New York, NY 10019.

TW AOL Holdings LLC

By: Time Warner Inc., as sole member

/s/ Brenda C. Karickhoff
Name: Brenda C. Karickhoff
Title: Senior Vice President